Exhibit 99

CONTACT:	Thor Erickson – Investor Relations	1 (770) 989-3110
	Laura Brightwell – Media Relations	1 (770) 989-3023

FOR IMMEDIATE RELEASE

COCA-COLA ENTERPRISES INC. PROVIDES BUSINESS UPDATE

ATLANTA, September 7, 2010 — Coca-Cola Enterprises (NYSE: CCE) today announced long-term financial objectives for new CCE and said it expects the pending transaction with The Coca-Cola Company to close in the fourth quarter.

In addition, the company increased its full-year 2010 earnings per share guidance for the existing company to a range of $1.78 to $1.82 including a negative currency impact of approximately 7 cents at current levels.

This information is provided in advance of an analyst presentation at the Barclays Back-To-School Consumer Conference in Boston. The public can access the presentation by Mr. Brock live via the company’s website, www.cokecce.com, on Wednesday, September 8 at 12:45 p.m. EDT.

NEW CCE GROWTH OBJECTIVES

On a long-term basis, new CCE’s objectives are to achieve these comparable and currency neutral growth rates:

•	Revenue growth of 4 percent to 6 percent;

•	Operating income growth of 6 percent to 8 percent;

•	Earnings per share growth in a high single-digit range;

•	Return on invested capital improvement of 20 basis points or more per year.

“These metrics reflect the solid growth opportunity that lies ahead in Europe,” said John F. Brock, chairman and chief executive officer. “They exceed our current long-term objectives. We are committed to these financial objectives, and in turn, to creating real value for our shareowners, our customers, and our employees.”

For 2011, earnings per share will likely exceed long-term objectives as a result of share repurchase activity.

TRANSACTION UPDATE

The company said that the pending transaction with The Coca-Cola Company is on track to close in the fourth quarter. Key remaining steps include antitrust approval in the U.S. and Canada and shareowner approval. A special shareowner meeting has been scheduled for October 1 to consider the transaction.

New CCE now expects to have approximately $2 billion in net debt, $2.4 billion in gross debt, and $400 million in cash at close. Initially, new CCE expects approximately 350 million fully diluted shares outstanding and an initial tax rate of 28 to 30 percent in 2011.

After completing the transaction, new CCE expects to repurchase approximately $1 billion of its shares within the following 18 months, and to pay an expected annual dividend of $0.50 per share, all subject to the approval of new CCE’s Board of Directors. These plans may be adjusted depending on economic, operating, or other factors.

FULL-YEAR 2010 CURRENT CCE GUIDANCE INCREASED

The company said full-year 2010 earnings per share for the current structure of CCE will now reach a range of $1.78 to $1.82, on a comparable basis. This guidance includes an expected negative currency impact of approximately 7 cents based on current rates. On a comparable and currency neutral basis, the company now expects Europe to achieve high single-digit to low double-digit operating income growth, while operating income in North America is expected to grow at a mid to high single-digit rate. Also, on a comparable and currency neutral basis, the company now expects Europe to achieve mid single-digit revenue growth, while in North America revenue is expected to be approximately flat.

ABOUT CCE

Coca-Cola Enterprises Inc. is the world’s largest marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment. CCE sells approximately 80 percent of The Coca-Cola Company’s bottle and can volume in North America and is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands. For more information about our company, please visit our website at www.cokecce.com.

FORWARD-LOOKING STATEMENTS

Included in this news release are forward-looking management comments and other statements that reflect management’s current outlook for future periods. As always, these expectations are based on currently available competitive, financial, and economic data along with our current operating plans and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. The forward-looking statements in this news release should be read in conjunction with the risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and subsequent SEC filings.

IMPORTANT ADDITIONAL TRANSACTION INFORMATION AND WHERE TO FIND IT

This communication may be deemed to be solicitation material in respect of the proposed transaction. In connection with the proposed transaction and required shareowner approval, Coca-Cola Enterprises Inc. (“Company”) will file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement/prospectus contained in a Form S-4 registration statement, which has been mailed to the shareowners of the Company.

Shareowners of the Company are urged to read all relevant documents filed with the SEC, including the proxy statement/prospectus, because they contain important information about the proposed transaction.

Shareowners may obtain a free copy of the proxy statement/prospectus and other documents filed by the Company at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by the Company are available free of charge on the Company’s website at www.cokecce.com under the tab “Investor Relations” or by contacting the Investor Relations Department of Coca-Cola Enterprises at 770-989-3246.

PARTICIPANTS IN THE SOLICITATION

Coca-Cola Enterprises (“Company”) and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareowners in connection with the proposed transaction. Information regarding the interests of such directors and executive officers was included in the Company’s Proxy Statement for its 2010 Annual Meeting of Shareowners filed with the SEC March 5, 2010, a Form 10-K filed on February 12, 2010 and information concerning the participants in the solicitation is included in the proxy statement/prospectus relating to the proposed transaction. Each of these documents is available free of charge at the SEC’s website at www.sec.gov and from the Company on its website or by contacting the Investor Relations Department at the telephone number above.

DEFINITION OF NON-GAAP FINANCIAL MEASURES

The non-GAAP financial measure return on invested capital (ROIC) is net operating income less effective taxes divided by average invested capital. Average invested capital is average annual net debt plus average annual book equity. Net debt is current debt plus long-term debt minus cash. These measures are used to more clearly evaluate our capital structure and leverage.